Exhibit 4.3

Rules of the Imperial Tobacco Group

International Sharesave Plan

Imperial Tobacco Group PLC

CONTENTS

CLAUSE

1.	DEFINITIONS
2.	COMMENCEMENT AND TITLE
3.	GRANT OF OPTION
4.	LIMITATIONS ON THE ISSUE OF SHARES
5.	EXERCISE PRICE
6.	ALTERATIONS OF SHARE CAPITAL
7.	EXERCISE OF OPTIONS
8.	LAPSE OF OPTION
9.	TAKEOVER AND LIQUIDATION
10.	ALLOTMENT AND LISTING
11.	EMPLOYMENT RIGHTS
12.	ADMINISTRATION OF THE PLAN
13.	TERMINATION OF THE PLAN
14.	GENERAL

SCHEDULE 1
Special International Rules
Appendix 1
Appendix 2
Appendix 3
Appendix 4
Appendix 5
Appendix 6
Appendix 7
Appendix 8
Appendix 9
SCHEDULE 2
The Imperial Tobacco Group UK Sharesave Plan
SCHEDULE 3
The Imperial Tobacco Group Irish Sharesave Plan
SCHEDULE 4
Notional Awards
Appendix 1
Appendix 2

1.              DEFINITIONS

In these Rules (unless the context otherwise requires) the following words and expressions have the following meanings:

“Act” means the Income Tax (Earnings and Pensions) Act 2003;

“Adoption Date” means the date on which the Plan is adopted by the Company in general meeting;

“ADS” means the American Depositary Shares, each representing two Shares, evidenced by American Depositary Receipts, which may be issued by Citibank, N.A., as depositary (the “Depositary”) pursuant to the Amended and Restated Deposit Agreement, dated as of November 2, 1998, among the Company, the Depositary and all holders and beneficial owners of American Depositary Shares thereunder;

“Application Period” means such period as the Board may, in its discretion, determine but being a period not more than 60 days from an Invitation Date (and, for the avoidance of doubt, the Board may apply different Application Periods to Eligible Employees of Participating Companies in different jurisdictions);

“Associated Company” means any company Controlling or under the Control of the Company or which is Controlled by the same person or persons as Control the Company;

“Auditors” means the auditors for the time being of the Company;

“Board” means the Board of Directors for the time being of the Company (or the directors present at a duly convened meeting of such Board), the Remuneration Committee of the Board or any other duly authorised committee thereof;

“Commencement Date” means subject to the approval of the Plan by shareholders in general meeting, such date as the Board shall, in its discretion, determine;

“Companies Act 1985” means the Companies Act 1985 of England and Wales;

“Company” means Imperial Tobacco Group PLC;

“Continuous Service” means the aggregate amount of service with:

(a)         any Participating Company (including service with such company before it became a Participating Company); and

(b)         any other company which is or was a Subsidiary (including service with any such other company before it became a Subsidiary);

provided that:

(i)          all such service has been continuous; and

(ii)         in the case of an employee who is absent from such employment for any reason for a period during which such employee’s contract of service subsists, or by reason of maternity leave, and who then returns to such employment, any such period of absence shall be deemed to have formed part of such employee’s continuous service;

“Control” means the power of a person to secure:

(a)         by the holding of shares or possession of voting power in or in relation to any company; or

(b)         by virtue of any powers conferred by the articles of association or other document regulating any company,

that the affairs of any company are conducted in accordance with the wishes of that person;

“Date of Grant” means the date on which the Grantor passes a resolution to grant an Option under Rule 3.4 below;

“Eligible Employee” means any employee (including a director holding a salaried employment or office) of a Participating Company who:

(a)         on the relevant Date of Grant has achieved such period of Continuous Service not exceeding five years as the Board shall in each case on or before the Invitation Date determine;

(b)         in the case only of a director holding a salaried employment or office, usually works at least 25 hours per week excluding time off permitted for meal breaks;

provided that:

(i)          at the Invitation Date no notice of termination of such employment has been served by either the employee concerned or his employing Participating Company and the employee or director in question has not ceased to hold office or employment with a Participating Company; and

(ii)         the Board may also treat any other employee or director of a Participating Company, or worker contracted to provide services on a temporary basis to a Participating Company, who fails to fulfil the relevant criteria as an Eligible Employee;

“Employees’ Share Scheme” has the meaning given to it in section 743 of the Companies Act 1985;

“Exercise Price” means the price per Share at which a Participant may acquire Shares pursuant to the Plan (as determined in accordance with Rule 5);

“Grantor” means either the Board or the Trustee;

“Group” means the Company and its Subsidiaries from time to time;

“Imperial Tobacco Group Sharesave Scheme” means the Imperial Tobacco Group Sharesave Scheme adopted on 14 August 1996, as amended from time to time;

“Internal Reorganisation” means a compromise or arrangement or offer (including the circumstances set out in Rule 9.2) which, in the reasonable opinion of the Board, having regard to the shareholdings in the Company and any acquiring company before and after the compromise or arrangement and/or the consideration given for the acquisition of the Shares and/or any other matter which it considers relevant, is in the nature of an internal reorganisation or reconstruction of the Company;

“Invitation Date” means the date upon which invitations to apply for Options are issued by the Board, being a date within 42 days after the Commencement Date and thereafter within 28 days after the date of public announcement of the annual or half-yearly results of the Group or at any other time at which the board resolves that it is appropriate to grant options;

“Local Currency Equivalent” means in relation to an amount denominated in GB pounds sterling, the equivalent value in the local currency of a Participant’s country of employment (or such other currency as the Board may permit from time to time under the Savings Plan) at such exchange rate as the Board shall in its discretion designate on or before the Invitation Date;

“London Stock Exchange” means the London Stock Exchange plc or any successor company or body carrying on the business of the London Stock Exchange plc;

“Normal Repayment Date” means in relation to any Participant the first day of the month following the date on which the Participant makes, or should have made, the final specified contribution (as defined in Rule 3.3) to the Savings Plan and for this purpose the starting date of the Savings Plan shall be the first day of the month following that in which the first such specified contribution is made to the Savings Plan;

“Option” means a right to acquire Shares, or ADSs, granted pursuant to the Plan;

“Participant” means a person who holds a Subsisting Option or (where the context admits) his personal representatives;

“Participating Company” means any member of the Group which the Board has designated as such for the time being;

“Plan” means the Imperial Tobacco Group International Sharesave Plan as amended from time to time;

“Relevant Multiple” means such number of monthly contributions to a Savings Plan as the Board may, in its discretion, invite Eligible Employees to make in connection with the grant of an Option under the Plan, and, where the context admits or requires, the number of such contributions to which a particular Participant shall have committed himself;

“Repayment” means in relation to a Savings Plan, the amount of the contributions repayable and, where relevant, of any bonus and/or interest payable under the Savings Plan;

“Rules” means these rules as from time to time amended in accordance with their provisions by the Board or by the Company;

“Savings Plan” means any savings plan or arrangement which has been approved by the Board in its absolute discretion for the purposes of the Plan;

“Schedule 3” means Schedule 3 to the Act;

“Share” means a fully paid ordinary share in the capital of the Company;

“Specified Age” means 60;

“Subsidiary” means any company in relation to which the Company:

(a)         holds a majority of the voting rights; or

(b)         is a member and has the right to appoint or remove a majority of its board of directors; or

(c)         is a member and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it;

and includes any other company which is a Subsidiary as defined above of a company which is itself a Subsidiary of the Company;

“Subsisting Option” means an Option to the extent that it has neither lapsed nor been exercised;

“Trustee” means the trustee or trustees for the time being of any employee trust established by the Company wholly or partly for the benefit of all or most of the persons for the time being employed by or holding office with the Group or any Participating Company or Companies which has been designated by the Board as a trust out of which Options may be granted.

Where the context so permits the singular shall include the plural and vice versa and the masculine gender shall include the feminine.  Any reference to a statutory provision includes a reference to that provision as for the time being amended or re-enacted and shall include any regulations or other subordinate legislation made under it.

2.              COMMENCEMENT AND TITLE

The Plan shall commence on the Commencement Date and shall be known as the Imperial Tobacco Group International Sharesave Plan.

3.              GRANT OF OPTION

3.1            On or prior to an Invitation Date the Board in its absolute discretion may decide to invite applications for the grant of Options.  Such invitations shall be issued in such form as the Board may prescribe from time to time including by way of electronic communication.

3.2            Where applications are invited, the Board shall determine whether or not invitations shall be sent to all Eligible Employees (and, for the avoidance of doubt, the Board may send invitations to Eligible Employees of Participating Companies in one jurisdiction but not to Eligible Employees of Participating Companies in other jurisdictions) and any such invitations must state:

(a)         the Exercise Price or the method by which the Exercise Price for the Shares will be notified to Eligible Employees; and

(b)         the date being the last day of the Application Period by which applications for the grant of Options must have been received by the Board or such person as the Board may direct being not more than 60 days after the Invitation Date; and

(c)         the Relevant Multiple or Multiples.

3.3            Applications for Options under the Plan shall be in such form as the Board may prescribe from time to time and each:

(a)         must be accompanied by a duly completed application form to enter into a Savings Plan under which the applicant will agree to make the Relevant Multiple of such specified contributions being not less than £5 (or its Local Currency Equivalent) per month or such other sum as the Board may in its discretion determine nor (when aggregated with contributions made under any other subsisting Savings Plan and/or under any other savings contract linked to the Imperial Tobacco Group Sharesave Scheme) more than £250 (or its Local Currency Equivalent) per month or such higher sum as may be permitted by statute for UK Inland Revenue approved SAYE option schemes, from time to time at the Invitation Date to secure on the Normal Repayment Date, as nearly as may be, Repayments of an amount equal to that for which Shares may be acquired under his Option if exercised in full; and

(b)         shall empower the Board or any person authorised by it:

(i)          to amend the amount of the specified contribution referred to in Rule 3.3(a) above to such lesser sum as shall secure on the Normal Repayment Date, as nearly as may be, Repayments of an amount equal to that for which Shares may be acquired by the Participant in the event that the number of Shares for which an Eligible Employee applies for an Option has to be reduced in accordance with Rule 3.4 below;

(ii)         to deduct from the Participant’s pay such contribution as shall be specified by the Participant pursuant to Rule 3.3(a) above or as may be amended pursuant to Rule 3.3(b)(i) above and pay the same on behalf of the Participant in discharge of the Participant’s obligations under the Savings Plan provided that where such deductions are not permissible under the laws or regulations of the country of employment of a Participant the Board may, in its discretion, require the Participant to furnish to the Board such evidence in such form and manner as may be acceptable to it of the payment of such contributions in accordance with the Savings Plan as shall be specified by the Participant pursuant to Rule 3.3(a) or as may be amended pursuant to Rule 3.3(b)(i) above.

3.4            Within 60 days of the date pursuant to Rule 5.1(a) below by reference to which the Exercise Price was determined (including the case where the number of Shares over which an Option is to be granted is determined by Rule 3.4(a) below) and subject to the limitations and conditions contained in the Plan, Options shall by resolution of the Grantor be granted to each Eligible Employee who has made a valid application in respect of that number of Shares as would have an aggregate Exercise Price not exceeding the Relevant Multiple of the sterling equivalent of the Eligible Employee’s proposed monthly contributions to the Savings Plan as at the Invitation Date:

Save that:

(a)         the Board may (but shall not be obliged to) make such adjustments to the number of Shares placed under an Option as it may in its absolute discretion determine to be appropriate taking into account the actual and anticipated rate of interest applicable to the Eligible Employee’s Savings Plan contributions and the actual and anticipated rate of exchange between the savings currency and sterling (if savings are expected to be retained in a currency other than sterling) over the period of the savings contract and such other factor or factors, if any, as the Board may consider to be relevant; and

(b)         where the Board in its discretion considers that it is desirable to limit the number of Shares in respect of which Options are granted in relation to any invitation the monthly savings contribution chosen by each applicant under the Savings Plan shall be reduced in such manner as the Board may, in its discretion, determine (provided that all Eligible Employees shall be treated on a similar basis without regard to differences among Eligible Employees in respect of remuneration, length of service or any other factor) to the extent necessary so as to reduce the aggregate number of Shares applied for to or as near to as shall be practicable without exceeding the said limitation.

3.5            No payment will be required from a Participant on the grant of an Option.  Each Participant will be issued with a certificate in the form from time to time determined by the Board.

3.6            No Option shall be capable of being transferred by a Participant.

3.7            No Option shall be granted more than ten years after the Adoption Date.

3.8            The reference in Rule 3.4 above to the sterling equivalent of any amount means the sterling equivalent determined by the Board by reference to such published rate of exchange between GB pounds sterling and the relevant currency as may be available to the Board on or about the Invitation Date and which the Board determines in its discretion to be appropriate.

3.9            The Board may (but shall not be obliged to) invite those Participants whose contributions to a Savings Plan are made in a local currency to adjust the rate at which they contribute to the Savings Plan at any time and from time to time during the life of that Savings Plan if the Board considers that it may be in the interests of those Participants to do so in the light of relative rates of exchange, interest rates or any other factor.  No Participant shall be obliged to adjust the rate of contribution should the opportunity to do so be offered.

3.10          Where an Eligible Employee does not receive an application for Options and/or any other information connected with any such application as a result of an accidental act or omission on the part of the Board or any person authorised by it in relation to the issue and/or distribution of such documents, that shall not affect the validity of any other matters pertaining to the Plan.

3.11          For the purposes of Rules 3.1 and 3.2 above, an invitation shall be sufficiently given if delivered to an Eligible Employee personally or sent to him at his place of work by electronic mail or facsimile transmission or sent by prepaid post addressed to the Eligible Employee at his address last known to the Company (including any address supplied by the relevant Participating Company or any Subsidiary as being his address) or sent through the Company’s internal postal service and such application made pursuant to an invitation shall be sufficiently given if returned to the Company or its duly appointed agent in person or sent by electronic mail or facsimile transmission to the Company or its duly appointed agent or sent by prepaid post addressed to the Company or returned to the Company through the Company’s internal postal service duly completed by the Eligible Employee on or before such date as shall be specified in the invitation but in any event no application shall be duly received until the original signed application is actually received by the Company or its duly appointed agent prior to the expiry of the Application Period (unless the Company directs otherwise).

4.              LIMITATIONS ON THE ISSUE OF SHARES

Subject to Rule 6 below, no Option shall be granted on any Date of Grant or proposed Date of Grant if, as a result:

(a)         the aggregate number of Shares (including Shares represented by ADSs) acquired or which may be acquired during the ten years preceding such Date of Grant under the Plan and all other Employees’ Share Schemes established by the Company would exceed ten per cent. of the issued ordinary share capital of the Company on that Date of Grant; or

(b)         the aggregate number of Shares (including Shares represented by ADSs) acquired or which may be acquired during the preceding five years under the Plan and all other Employees’ Share Schemes would exceed five per cent. of the issued ordinary share capital of the Company on that Date of Grant;

provided that, for the avoidance of doubt, Shares (including Shares represented by ADSs) which shall have been the subject of grants which lapse shall not be taken into account for the purposes of this Rule 4.

5.              EXERCISE PRICE

5.1            Subject to Rule 6 below, the Exercise Price shall be such amount expressed in GB pounds sterling (or in such other currency or currencies as the Board shall specify) in the case of

Options for Shares as the Board shall determine being an amount not less than the greater of:

(a)         subject to Rule 5.2 below, 80 per cent. of the middle market quotation per Share as derived from the Daily Official List of the London Stock Exchange for the dealing day immediately preceding the Invitation Date; and

(b)         in the case only of an Option to subscribe for Shares, the nominal value of a Share.

5.2            For the purposes of an Option granted at any time at which there shall be no dealings in the Shares, the Exercise Price shall be not less than 80 per cent. of such sum as may be determined by the Board to be the market value of a Share at that time.

5.3            For the avoidance of doubt, the Board may set a different Exercise Price for Eligible Employees of Participating Companies in one jurisdiction from those of another jurisdiction notwithstanding that invitations may be sent out to all such Eligible Employees on the same Invitation Date, but any such Exercise Price must fulfil the requirements of Rule 5.1 above.

6.              ALTERATIONS OF SHARE CAPITAL

In the event of:

(a)         any variation in the share capital of the Company whether by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital, or otherwise;

(b)         the Company paying a capital dividend;

(c)         a demerger of any company within, or business owned by, the Group; or

(d)         in any other circumstances similarly affecting Options granted under the Plan;

then the number of Shares subject to any Subsisting Option, the Exercise Price and, where an Option has been exercised but, as at the date of the variation of capital referred to above, no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired, may be adjusted by the Board in such manner and with effect from such date as the Board may determine to be appropriate provided always that:

(i)          no such adjustment shall take effect until it has been referred to the Auditors and the Auditors have certified in writing to the Board that the adjustment is, in their opinion, fair and reasonable; and

(ii)         the Exercise Price of an Option to subscribe for Shares shall not be adjusted below the nominal value of a Share unless:

(A)        the Board is authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares subject to the Option exceeds the aggregate adjusted Exercise Price; and

(B)         the Board shall resolve to capitalise and apply such sum on exercise of that Option.

7.              EXERCISE OF OPTIONS

7.1            The extent to which an Option may be exercised shall be:

(a)         where exercise takes place on or after the Normal Repayment Date related to the Option, in full or at the Board’s discretion, in part; and

(b)         where exercise takes place earlier than the Normal Repayment Date related to the Option (the “Early Exercise Date”), in respect of such number of shares as may be acquired with the number of specified contributions (plus any interest accrued under the Savings Plan) which shall have been made on or before such Early Exercise Date, subject to the maximum number of Shares under Option.

7.2            An Option shall be exercisable during the period mentioned in Rule 7.4 below in respect of all or some of the Shares over which it was granted by the Participant delivering to the Secretary of the Company at its registered office (or otherwise as may be notified to Participants from time to time) a written notice in the form prescribed by the Board from time to time specifying the number of Shares in respect of which the Option is exercised together with a remittance for that number of Shares calculated by reference to the Exercise Price.  The date of exercise of the Option shall be the date of receipt by the Company or the Trustee (acting as agent of the Company) of such notice and payment.

7.3            It is a condition of the exercise of an Option under the Plan that the Participant shall withdraw all sums due by way of Repayment under the Savings Plan to which he has contributed in relation to the Option.  If upon the exercise of an Option the Repayment then due to a Participant under his Savings Plan is less than the amount required to pay for all the Shares in respect of which it may be exercised pursuant to Rule 7.1 above the Participant may add to the Repayment up to a maximum of such sum as shall be necessary to pay for all such Shares.  If the Repayment shall exceed the amount required to exercise the Option to the extent possible (or to the extent to which it is in fact exercised, if lower) such excess shall be paid to the Participant provided that if the excess is less than the Exercise Price per Share or such lower sum as the Board may determine such excess may be donated to such charity or charities as the Board may in its discretion determine.

7.4            Save as otherwise provided, an Option may not be exercised until the Normal Repayment Date.  Subject only to the provisions of Rule 7.7 below, no Option may be exercised later than six months after the Normal Repayment Date.

7.5            An Option shall cease to be exercisable upon the Participant ceasing to be an employee or director of any member of the Group (so as to hold no such employment or office) except where his so ceasing is by reason of:

(a)         his retirement on reaching the Specified Age or such other age at which he is bound to retire in accordance with the terms of his employment; or

(b)         injury, disability or redundancy or his office or employment either being in a company which ceases to be a Subsidiary or relating to a business or part of a business which is transferred to a person who or which is neither a Subsidiary nor a Group company; or

(c)         his leaving service at any time other than at a time specified in sub-paragraph (a) or (b) above, provided that such event occurs not earlier than three years from the Date of Grant of the Option;

in any of which circumstances the Option may be exercised at any time during the period of six months from the date on which he so ceases to be an employee or director of any member of the Group notwithstanding that the Normal Repayment Date shall not have occurred.

7.6            For the purposes of Rule 7.5 above and Rule 9 below (but for no other purpose):

(a)         a Participant shall not be regarded as having ceased to hold office or employment by reason of:

(i)          his being or becoming employed by a company which ceases to be or is not a Participating Company but is nevertheless an Associated Company or is under the Control of the Company; or

(ii)         his ceasing to be employed full-time but continuing to be employed on a part-time basis; and

(b)         a Participant shall be regarded as ceasing to hold office or employment when he holds no employment with any of the Company, any Associated Company and any company Controlled by the Company.

7.7            In the event of the death of a Participant prior to the Normal Repayment Date the Option may be exercised by his personal representatives at any time during the period of twelve months commencing on the date of his death (but not later) and the personal representatives shall be entitled to do so notwithstanding that the Normal Repayment Date has not occurred and in the event of the death of a Participant within six months commencing on the Normal Repayment Date his personal representatives may exercise the Option at any time within twelve months commencing on the Normal Repayment Date.

7.8            A Participant who reaches the Specified Age prior to the Normal Repayment Date but continues to hold the office or employment by virtue of which he is eligible to participate in the Plan may exercise the Option within six months after the date of his reaching the Specified Age.

7.9            If an Option becomes exercisable under any provision of the Plan before the Normal Repayment Date it shall be exercisable only to the extent permitted by Rules 7.1 and 7.3 above.  The Repayment made under the Savings Plan entered into on the grant of an Option shall exclude any contributions made direct by the Participant except to the extent that such are made pursuant to any special arrangements relating to absence from employment or to the extent permitted by the Board.  For the avoidance of doubt, any Repayment under the Savings Plan shall exclude the Repayment of any contributions made in advance under the Savings Plan the due date for payment of which falls or would have fallen more than one month after the date on which Repayment is made.

7.10          An Option shall be exhausted and automatically cancelled immediately after it is first exercised notwithstanding that it shall not have been exercised in respect of all of the Shares over which the Option was granted.

8.              LAPSE OF OPTION

A Participant’s Option shall lapse and cease to be exercisable:

(a)         upon the expiry of any of the periods for exercise under the provisions of Rule 7 above and Rule 9 below, whichever shall first occur;

(b)         if the Participant omits seven or more times to make a monthly payment due under his Savings Plan or gives notice under the Savings Plan requiring Repayment before the Normal Repayment Date unless such non-payment or notice is in consequence of his ceasing to be an Eligible Employee by virtue of one of the causes mentioned in Rules 7.5 or 7.7 above or in the circumstances of Rules 7.8 above or Rule 9 below; or

(c)         if the Participant makes payments to a bank account under his own control and fails to provide evidence as specified by the Board that all contributions have been made to, and no withdrawals have been made from, the account.

9.              TAKEOVER AND LIQUIDATION

9.1            If any person obtains Control of the Company as a result of making:

(a)         a general offer to acquire the whole of the issued share capital of the Company (not otherwise held or contracted to be acquired by the offeror) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)         a general offer to acquire all the shares in the Company which are of the same class as the Shares (including the Shares represented by ADSs);

then any Subsisting Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

9.2            If under section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement scheme which leads to a third party obtaining the ultimate control of the Company, any Subsisting Option may be exercised within six months of the Court sanctioning the compromise or arrangement provided that this Rule 9.2 shall not apply in the circumstances of an Internal Reorganisation, unless the Acquiring Company fails to make an offer to Participants to release Subsisting Options in accordance with Rule 9.4 below within one week of the Court’s sanction under this Rule and in which case this Rule shall apply as if the Court had sanctioned the scheme on the day following the end of the period of one week mentioned above.

9.3            If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430 of the Companies Act 1985 any Subsisting Option may be exercised at any time when that person remains so bound or entitled.

9.4            If as a result of the events specified in Rules 9.1 or 9.2 above a company has obtained Control of the Company, or if a company has become bound or entitled as mentioned in Rule 9.3 above, any Participant may by agreement with that other company (the “Acquiring Company”) within the Appropriate Period as defined in paragraph 38(3) of Schedule 3 release any Subsisting Option of his in consideration of the grant of a new Option (the “New Option”) which satisfies the following conditions:

(a)         the New Option shall be over shares in the Acquiring Company or another company which satisfies paragraph (b) or (c) of paragraph 18 of Schedule 3 in relation to the Acquiring Company and shall satisfy the conditions specified in paragraphs 18 to 22 inclusive of Schedule 3;

(b)         the New Option shall be a right to acquire such number of such shares in the Acquiring Company (or such other company) as shall have on the grant of the New Option an aggregate market value equal to the aggregate market value of the Shares subject to the Option immediately before its release and for this purpose market value shall be ascertained by the application of Rule 5.1(a) above as at the date of release of the Option and grant of the New Option;

(c)         the New Option shall have an Exercise Price such that the aggregate price payable on complete exercise equals the aggregate price which would have been payable on complete exercise of the Option; and

(d)         the New Option shall be otherwise identical in terms to the Option

AND the New Option shall, for all other purposes of this Plan, be treated as having been acquired at the same time as the Option in consideration of the release of which it is granted.  With effect from the release of any Option pursuant to Rules 6, 7.1, 7.2 and 7.3, this Rule 9 and Rule 10 of this Plan shall in relation to the New Option be construed as if references therein to “the Company” were references to the Acquiring Company or, as the case may be, such other company and all the Rules (other than Rules 3 to 5 inclusive) shall in relation to the New Option be construed as if references therein to Shares were references to shares in the Acquiring Company or, as the case may be, such other company in respect of whose shares the New Option is granted.

9.5            If the Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.

9.6            For the purposes of this Rule 9 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

9.7            The exercise of an Option pursuant to the preceding provisions of this Rule 9 shall be subject to the provisions of Rule 7 above.

9.8            Any Option shall lapse if:

(a)         it shall not have been exercised by the expiry of any time limit for exercise set out in this Rule 9, whichever shall expire first; and

(b)         no agreement for the release of the Option shall have been entered into by the expiry of the first Appropriate Period to commence pursuant to Rule 9.4 above.

10.            ALLOTMENT AND LISTING

10.1          Subject to receipt of the appropriate remittance and notice of exercise, Shares to be acquired pursuant to the exercise of an Option will be allotted or transferred not later than 45 days after the exercise of the Option and will rank pari passu in all respects with the Shares in issue on the date of exercise save that they will not rank for any dividend or other distribution paid or made by reference to the date (known as the record date) on which entitlement to the dividend or distribution is fixed by reference to the Company’s register of members if that date falls prior to the date of exercise of the Option.

10.2          If the Shares are listed on the London Stock Exchange at the date of allotment of any Shares pursuant to the Plan the Company will apply to the London Stock Exchange for permission for such Shares so allotted to be admitted to the Official List.  An application may be postponed at the discretion of the Board until application can be made in respect of such number of Shares as the Board consider appropriate.

11.            EMPLOYMENT RIGHTS

11.1          This Plan shall not form part of any contract of employment between any member of the Group and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate therein.

11.2          Participation in the Plan shall be on the express condition that:

(a)         neither it nor cessation of participation shall afford any individual under the terms of his office or employment with any member of the Group any additional or other rights to compensation or damages;

(b)         no damages or compensation shall be payable in consequence of the termination of such office or employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or prospective) under the Plan howsoever arising but for such termination; and

(c)         the Participant shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled.

11.3          No individual shall have any claim against a member of the Group arising out of his not being admitted to participation in the Plan which (for the avoidance of all if any doubt) is governed entirely by the Rules of the Plan.

11.4          No Participant shall be entitled to claim compensation from any member of the Group in respect of any sums paid by him pursuant to the Plan or for any diminution or extinction of his rights or benefits (actual or otherwise) under any Option held by him consequent upon the lapse for any reason of any Option held by him or otherwise in connection with the Plan and each member of the Group shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Option or Participant.

11.5          By accepting the grant of an Option under the Plan, the Eligible Employee shall authorise and consent to the collection, processing, transfer (including to countries outside the European Economic Area) and retention of his personal data for use in connection with the operation and implementation of the Plan by the Company, any Member of the Group, the Trustee and/or any third party as may be retained by the Board from time to time to administer the Plan.

12.            ADMINISTRATION OF THE PLAN

12.1          The Board may make and vary such regulations (not being inconsistent with the Plan) as it thinks fit for the administration and implementation of the Plan.  The Board’s decision on any matter concerning the Plan or its interpretation (including the rectification of errors or mistakes of procedure or otherwise) (other than a matter to be certified by the Auditors) shall be final and binding.  In any matter in which they are required to act hereunder, the Auditors shall be deemed to be acting as experts and not as arbitrators and their decision shall be binding and final.

12.2          The Board shall be entitled by resolution to amend all or any of the provisions of the Plan as the Board thinks fit except that no alteration shall be made:

(a)         to the advantage of Participants to any of the provisions of the Plan relating to:

(i)          eligibility;

(ii)         the limitations on the number or amount of Shares, cash or other benefits subject to the Plan;

(iii)        the maximum entitlement of any one Participant;

(iv)        the basis for determining a Participant’s entitlement to, and the terms of, Shares, cash or other benefits to be provided under the Plan and for the adjustment thereof (if any) in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of Shares or reduction of capital or any other variation of capital;

without the prior sanction of an ordinary resolution of the Company in general meeting except for minor amendments to benefit the administration of the Plan and amendments to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants in the Plan or for any member of the Group; or

(b)         to any rights already accrued to any Participant which would be to the disadvantage of such Participant, without the prior consent of the majority of the affected Participants first having been obtained.

12.3          Written notice of any alteration made in accordance with Rule 12.2 above shall be given to all Participants.

12.4          The Company shall keep available sufficient issued and/or unissued Shares (including Shares to be represented by ADSs) in the capital of the Company to satisfy the exercise in full of all Options for the time being remaining capable of being exercised.

12.5          Participants shall be sent copies of any document having a material effect on their rights at the same time as such document is sent to holders of Shares.

12.6          Unless otherwise provided in these Rules, any notice or other communication under or in connection with the Plan may be given:

(a)         by the Company to an Eligible Employee or Participant either personally or sent to him at his place of work by electronic mail or by post addressed to the address last known to the Company (including any address supplied by the relevant Participating Company or any Subsidiary) or sent through the Company’s internal postal service; and

(b)         to the Company either personally or by post to the Company Secretary (or its duly appointed agent).

Items sent by post shall be pre-paid and shall be entirely at the Eligible Employee’s risk.  Any notice or other communication to the Company shall not be deemed to have been duly received until it is actually received by the Company or its duly appointed agent (unless the Company directs otherwise).

12.7          The Company shall bear the costs of setting up and administering the Plan.  However, the Company may require any Participating Company to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company’s officers or employees.

12.8          The Company shall maintain all necessary books of account and records relating to the Scheme.

12.9          The Board shall be entitled to authorise any person to execute on behalf of a Participant, at the request of the Participant, any document relating to the Plan, in so far as such document is required to be executed pursuant hereto.

12.10        If any Option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

12.11        The provisions of the Company’s Articles of Association for the time being in force with regard to the service of notices upon members of the Company shall apply mutatis mutandis to any notice to be given by the Company to Participants.

12.12        Notwithstanding anything to the contrary contained herein, the Board may at any time and from time to time by resolution and without further formality amend the Plan in such manner as the Board may consider necessary or desirable in order to comply with, take advantage of, or otherwise in connection with any taxation, legal, regulatory or other rule, law, guideline, regulation or other provision of or prevailing in any jurisdiction in which this Plan is or is intended to be operated provided that no such amendment shall be made to the advantage of Participants save as specified in Rule 12.2(a) above without the prior approval of the Company in general meeting.

13.            TERMINATION OF THE PLAN

The Plan may be terminated at any time by the Board or by the Company in general meeting but in any event shall terminate on the tenth anniversary of the Adoption Date and on such termination no further Options shall be granted, but the subsisting rights of Participants shall not be affected by such termination.

14.            GENERAL

14.1          Any Participating Company may provide money to the Trustee or any other person authorised by the Board to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by section 151 of the Companies Act 1985.

14.2          The Plan shall be subject to, governed and construed in accordance with English law and for the avoidance of doubt, notwithstanding any translation of the Plan rules, the English version of the Plan rules shall prevail at all times.

SCHEDULE 1

Special International Rules

The Rules of the Plan apply with and subject to the following amendments and provisions which have been adopted by the Board pursuant to Rule 12.7 for the purposes of the operation of the Plan in the jurisdictions specified below:

Australia (Appendix 1)

Bosnia (Appendix 2)

Czech Republic (Appendix 3)

France (Appendix 4)

Germany (Appendix 5)

Italy (Appendix 6)

Netherlands (Appendix 7)

New Zealand (Appendix 8)

United States (Appendix 9)

The Rules of the Plan apply in the jurisdictions specified below:

Greece

Hong Kong

Hungary

Kazakhstan

Kyrgyz Republic

Poland

Russia

Singapore

Slovakia

Slovenia

Spain

Taiwan

Turkey

United Arab Emirates

Appendix 1

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR AUSTRALIA

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in Australia.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 1 except as otherwise provided.

Rule 1

“Specified Age”	in Rule 1 shall be deleted.

Rule 7.5(a)	delete the words “on reaching Specified Age or such other age at which he is bound to retire in accordance with the terms of his employment”.

Rule 7.8	shall be deleted and Rules 7.9 and 7.10 and any references thereto shall be re-numbered accordingly.

Any grant made pursuant to Rule 3 of the Plan shall, notwithstanding anything to the contrary contained in the Plan, be a grant of that number of Options, each being an option to acquire one Share, as may be determined by the Board and any reference in the Plan to ‘an Option’ shall, where the context requires, be deemed to be a reference to such Options and so that:

(a)         the number of such Options shall, for the purposes of Rule 3.4, be that number as would have an aggregate Exercise Price not exceeding the Relevant Multiples of the sterling equivalent of the Eligible Employee’s proposed monthly contributions to the Savings Plan as at the invitation date;

(b)         if any adjustment is to be made by the Board pursuant to Rule 6 of the Plan, the Board may, in its discretion, cancel any subsisting Options granted to any relevant employee (whereupon any such Options shall lapse), may amend the price at which any Subsisting Option may be exercised or may arrange for the grant to any Participant of additional Options on such terms as to maturity and exercise price as the Board shall determine, subject always to the proviso in Rule 6;

(c)         for the purposes of Rule 7.2 of the Plan, all or some of the Options may be exercised by the Participant on the terms set out in that Rule 7.2;

(d)         Rule 7.10 of the Plan shall be deleted and replaced with the following:

“7.10        An Option shall be exhausted and automatically cancelled immediately after any of the Options are first exercised notwithstanding that all Options granted shall not have been exercised.”; and

(e)         subject always to the conditions in Rule 9.4, any grant of a New Option for the purposes of Rule 9.4 of the Plan shall also be deemed to be a grant of such number of New Options as shall give the employees a right to acquire the total number of shares in the Acquiring Company calculated in accordance with paragraph (b) of that Rule.  Any references to a new Option in that Rule 9.4 shall be deemed to be a reference to the New Options.

Appendix 2

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR BOSNIA

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in Bosnia.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 2 except as otherwise provided

Rule 1

“Specified Age”

shall be amended by deleting “60” and replacing it with “65 years and 20 years of paying social security and pension contributions (the “insurance record”) or 40 years of insurance record regardless of the age, unless otherwise agreed between the Participant and his employer;”

Appendix 3

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR CZECH REPUBLIC

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in the Czech Republic.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 3 except as otherwise provided.

Rule 3.3(b)	this rule shall be deleted and replaced with

“shall include an undertaking of the Participant to execute an agreement with his/her employer on deductions from such Participant’s salary (“Agreement on Deductions”) subject to the confirmation of the eligibility of the Participant by the employer. The Agreement on Deductions shall further include a joint obligation of the contracting parties to conclude an amendment to the Agreement on Deductions in the event of any of the circumstances specified in Rule 3.4. In particular, in the event that the number of Shares for which an Eligible Employee applies for an Option has to be reduced in accordance with Rule 3.4, the parties shall be required under this provision to conclude an amendment regarding reduction of the amount of regular monthly deductions from salary without undue delay of their notification in writing by the Company that such reduction has been approved by the Board.”

Appendix 4

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR FRANCE

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified so as to conform with articles L225-177 to L225-186 of the French Code de Commerce as amended (the “Code”) and an administrative regulation (the “Instruction”) dated 6 May 1988, reference N-3-88 and various articles of the French Tax Code, to the extent required under French law in order to: (i) ensure that Options may be granted to Eligible Employees who are French residents for tax purposes (“French Eligible Employees”) under the Plan; and (ii) obtain the most favourable tax and social security treatment of the Plan available under French law from the perspective of the Group and any French Eligible Employee.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 4 except as otherwise provided.

Rule 1

“Eligible Employee”	Sub-paragraph (ii) shall be deleted and replaced with the following: “and the employee does not own on the relevant Date of Grant more than ten per cent. of the share capital of the Company”;

“Participant”	shall be amended by deleting the words “personal representatives” and replacing them with the words “héritiers (heirs)”;

“Specified Age”	shall be deleted;

“Subsidiary”

the following paragraph shall be added to this definition;

“Furthermore, a French company will only be deemed to be a subsidiary if, in addition to the conditions set out above, it is a company in which the Company holds directly or indirectly, at least ten per cent. of the share capital and/or voting rights”;

Rule 3.4

shall be amended by deleting the words “60 days of the date pursuant to Rule 5.1(a) below by reference to which the Exercise Price was determined” and replacing them with the words “Within 60 days of the dealing day immediately preceding the Invitation Date”;

Rule 3.7

shall be amended to read:

“No Option will be granted more than 38 months after the Adoption Date.  No Option will be granted (i) during the period of 20 dealing days on the London Stock Exchange immediately following the payment of any cash dividend or stock dividend or the record date for any such dividend, (ii) during the ten dealing days on the London Stock Exchange both preceding and following the date on which the consolidated accounts of the Company (or if consolidated accounts are not drawn up, the annual accounts) are made public, and (iii) during the period elapsing between the date on which the corporate bodies of the Company are made aware of information which, if made public, could have a significant impact on the market price of the shares of the Company, and the date which is ten dealing days after the date on which such information is made public.”;

Rule 5.1(a)

shall be deleted and replaced with the following wording:

“subject to Rule 5.2, 80 per cent. of the average middle market quotation per Share as derived from the Daily Official List of the London Stock Exchange for the 20 dealing days immediately preceding the Date of Grant.”; and

Rule 5.2

shall be deleted and replaced with the following wording:

“For the purposes of an Option granted at any time at which there shall be no dealings in the Shares, the Exercise Price shall be not less than such sum as may be determined by the Board, in accordance with the valuation rules set forth in article L225-177 of the Code, to be the market value of a Share on the Date of Grant.”;

Rule 6

shall be deleted and replaced with the following wording:

“In principle the Exercise Price shall not be modified during the life of the Option.  However, in the event of any alteration in the issued share capital of the Company (whether by way of capitalisation of profits or reserves or any sub-division or reduction of capital, or any other operation envisaged by article L225-181 of the Code), then the number of Shares subject to any Subsisting Option and the Exercise Price may be adjusted by the Board in such manner and with effect from such date as the Board may deem appropriate in order to comply with article L225-181.”;

Rule 7.5

shall be deleted and replaced with the following:

“An Option shall cease to be exercisable upon the Participant ceasing to be an employee or director of any member of the Group (so as to hold no such employment or office) except where his so ceasing is by reason of any of the following circumstances:

(a)     redundancy (licenciement pour motif économique);

(b)    his being required by his employer to take retirement (mise à la retraite), or his taking retirement, in both cases, in circumstances where he is entitled to a full pension (retraite à taux plein) and has reached an age at which he is entitled to exercise his pension rights (l’âge d’ouverture des droits à la retraite);

(c)     invalidity corresponding to the second or third category specified in article L341-4 of the Code de la Sécurité Sociale;

(d)    his office or employment being either in a company which ceases to be a Subsidiary or relating to a business or part of a business which is transferred to a person who or which is neither a Subsidiary nor a Group company;

(e)     his leaving service for any reason other than specified in sub-paragraph (a) to (d), at a time not earlier than three years from the Date of Grant.

In cases of (a), (b), (c), (d) and (e), the Option may be exercised at any time during the period of six months from the date on which the Participant ceases to be an employee or director of any member of the Group notwithstanding that the Normal Repayment

Date shall not have occurred.

Rule 7.7

shall be amended to read as follows:

“In the event of the death of a Participant, the Option may be exercised by his heirs (héritiers) at any time during the period of six months commencing on the date of his death (but not later) and the relevant héritiers (heirs) shall be entitled to do so notwithstanding that the Normal Repayment Date has not occurred.  For the avoidance of doubt, in the event of the death of the Participant prior to the Normal Repayment Date the provisions of Rule 7.1(b) above shall apply”;

Rule 7.8	shall be deleted in its entirety;

Rule 8(b)	shall be amended by deleting the reference to “Rule 7.8 above” in the final line;

Rule 9	shall be deleted in its entirety and replaced with the following:

“9.   Takeover and Liquidation

9.1    In the event of:

(a)         a change of Control of the Company in accordance with Rule 9.2;

(b)         the Court sanctioning a compromise or arrangement, scheme under section 425 Companies Act 1985;

(c)         a person becoming bound or entitled to acquire Shares pursuant to sections 428-430 of the Companies Act 1985;

(d)         the passing of a resolution for the voluntary winding up of the Company;

(e)         an appropriate offer or proposal shall be made to the French resident Participants in respect of any Subsisting Options.

9.2    A person obtains control of the Company as a result of making:

(a)         a general offer to acquire the whole of the issued share capital of the Company (not otherwise held or contracted to be acquired by the offeror) which is made on the condition such that if it is satisfied the person making the offer will have the Control of the Company; or

(b)         a general offer to acquire all the shares in the Company which are of the same class as the Shares (including the Shares represented by the ADS).

9.3 For the purposes of this Rule 9 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.”;

Rule 12

Rule 12.2(b) shall be amended to read as follows:

“to any rights already accrued to any Participant which would be to the disadvantage of such Participant, without prior consent of such Participant.”

The following wording shall be added to the end of this Rule:

“12.13     In order to ensure the most favourable treatment for the Group (as a first priority) and for the French Eligible Employees (as a second priority) in terms of taxes, social security charges and all similar duties whatsoever, under French law from time to time in force, the Board may, in accordance with article L225-177 of the Code, impose an interdiction de revente immédiate (“Compulsory Holding Period”) during which the Shares acquired on exercise of any Option may not be sold by the French Eligible Employee (except in circumstances where such sale will not undermine a favourable regime otherwise applying, including for example those circumstances specified in article 91 ter of Annexe II of the Tax Code).  The Compulsory Holding Period may in no circumstances exceed three years from the date of exercise of the relevant Option.

Furthermore, the Board may require the French Eligible Employees to expressly undertake to respect a Compulsory Holding Period, and, in the event of breach of this undertaking, to indemnify their French employing company and any member of the Imperial Tobacco Group in respect of all charges, expenses or liability of any nature whatsoever incurred by such entities as a result of such breach.”

Rule 13

The following words shall be added to this Rule:

“Furthermore, no further Options will be granted by the Board more than 38 months after the Adoption Date unless authorisation is given by the Company in general meeting for the Board to do so.  Such authorisation may be granted for a further period of up to 38 months.”;

Rule 14.2

The following wording shall be added to this Rule:

“, although for the purposes of Options granted to French Eligible Employees, the terms and conditions of the Plan shall be interpreted in accordance with French law, where necessary in order to ensure compliance with the Code, the Instruction and the relevant articles of the Tax Code, to the extent required under French law in order to ensure the most favourable tax treatment of the Plan from the perspective of the Group, as a first priority, and the French Eligible Employees, as a second priority.”

Appendix 5

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR GERMANY

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in Germany.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 5 except as otherwise provided.

Rule 1

“Specified Age”	shall be deleted.

Rule 7.5(a)	delete the words “on reaching Specified Age or such other age at which he is bound to retire in accordance with the terms of his employment”.

Rule 7.8	shall be deleted and Rules 7.9 and 7.10 and any references thereto shall be re-numbered accordingly.

Appendix 6

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR ITALY

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified as to conform with the provisions of the Italian Civil Code and to various provisions of the Presidential Decree 22 December 1986, no. 917 (the Italian Consolidated Tax Act “ICTA”) in order to obtain the most favourable tax treatment of the Plan available under Italian law from the perspective of the Group and any Italian Eligible Employee

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 6 except as otherwise provided.

Rule 1

“Eligible Employee”

shall be amended to read:

“any employee of a Participating Company which has a salaried employment on a permanent basis and any “collaboratore coordinato e continuativo” (including a director) of a Participating Company at the Invitation Date PROVIDED HOWEVER THAT at the Invitation Date no notice of termination of such employment has been served by either the employee concerned or his employing Participating Company. Such rule would also apply in respect of any “collaboratore coordinato e continuativo” (including a director) of a Participating Company”;

“Participant”	shall be amended by deleting the words “personal representatives” and replacing them with the words “eredi (heirs)”;

“Specified Age”	shall be deleted;

“Subsidiary”

shall be replaced as follows:

“means any company in relation to which the Company:

(a)  holds a majority of the voting rights in the ordinary shareholders’ meeting; or

(b)  has sufficient voting rights in the ordinary shareholders’ meeting to exercise a prevailing influence therein; or

(c)  exercises a prevailing influence on the company by virtue of specific negotiable agreements;

in accordance with the requirements of Article 2359 of the Italian Civil Code. Such definition also includes any other company which is a subsidiary as defined above of a company which is itself a subsidiary of the Company”.

Rule 6

shall be deleted and replaced with the following wording:

“In principle the Exercise Price shall not be modified during the life of the Option. However, in the event of any alteration in the issued share capital of the Company (by way of one of the operations envisaged by the Italian Civil Code) then the Exercise Price may be adjusted by the Board in such manner and with effect from such

Rule 7.5

date as the Board may deem appropriate in order to comply with the provisions of the Italian Civil Code”

shall be deleted and replaced with:

“7.5      An Option shall cease to be exercisable upon the Participant ceasing to be an employee or a “collaboratore coordinato e continuativo” of any member of the Group (so as to hold no such employment or office) except where his so ceasing is by reason of any of the following circumstances:

(a)         redundancy; or

(b)         his being required by his employer to take retirement or his taking retirement, in both cases, in circumstances where he is entitled to a full pension and has reached an age at which he is entitled to exercise his pension rights; or

(c)         invalidity; or

(d)         his office or employment being either in a company which ceases to be a Subsidiary or relating to a business or part of a business which is transferred to a person who or which is neither a Subsidiary nor a Group company; or

(e)         his leaving service at any time other than that specified in sub-paragraph (a) to (d) above, provided that such event occurs not earlier than three years from the Date of Grant;

in any of which circumstances the Option may be exercised at any time during the period of six months from the date on which he so ceases to be an employee or a “collaboratore coordinato e continuativo” of any member of the Group notwithstanding that the Normal Repayment Date shall not have occurred.

Rule 7.6(a)

shall be replaced with the following wording:

“7.6      For the purposes of Rule 7.5 above and Rule 9 below (but for no other purpose):

(a)         a Participant shall not be regarded as having ceased to hold office or employment by reason of:

(i)          his being or becoming employed or a “collaboratore coordinato e continuativo” by a company which ceases to be or is not a Participating Company but is nevertheless an Associated Company or is under the Control of the Company; and

(b)         a Participant shall be regarded as ceasing to hold office or employment when he holds no employment or no agreement of “collaboratore coordinato e continuativo” with any of the Company, any Associated Company and any company controlled by the Company.”

Rule 7.7	shall be amended by deleting the words “personal representatives” and replacing them with the words “eredi (heirs)”;

Rule 7.8	shall be deleted in its entirety;

Rule 8(b)	shall be amended by deleting the wording “or in the circumstances of Rule 7.8 above” in the final line;

Rule 9	the following words shall be added to this Rule: “(b) any other operation envisaged by the Italian Civil Code for the acquisition of control”;

Appendix 7

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR NETHERLANDS

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any option granted or to be granted to a person resident for tax purposes in the Netherlands.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 7 except as otherwise provided.

Rule 1 “Eligible Employee”	delete the words “in the case only of a director holding a salaried employment or office, usually works at least 25 hours per week excluding time off permitted for meal breaks”;

“Specified Age”	shall be deleted;

Rule 7.5(a)	delete the words “on reaching specified age or such other age at which he is bound to retire in accordance with the terms of his employment”;

Rule 7.8	shall be deleted and Rules 7.9 and 7.10 and any references thereto shall be re-numbered accordingly;

Appendix 8

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR NEW ZEALAND

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in New Zealand.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 8 except as otherwise provided.

Rule 1

“Specified Age”	shall be deleted.

Rule 7.5(a)	delete the words “on reaching Specified Age or such other age at which he is bound to retire in accordance with the terms of his employment”.

Rule 7.8	shall be deleted and Rules 7.9 and 7.10 and any references thereto shall be re-numbered accordingly.

Appendix 9

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR THE UNITED STATES OF AMERICA

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in the United States of America.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 9 except as otherwise provided.

Rule 1

“Exercise Price”	the price per Share or price per ADS at which a participant may acquire Shares or ADSs pursuant to the Plan (as determined in accordance with Rule 5).

“Option”	a right to acquire Shares, or ADSs, granted pursuant to the Plan.

Rule 3.2(a)	insert “or the ADSs, if applicable,” after the words “Exercise Price for the Shares”.

Rule 3.2(b)

insert as a new Rule 3.2(b) the following and re-number Rule 3.2(b) and 3.2(c) as 3.2(c) and 3.2(d) respectively.

“(b)         whether the Shares to be issued upon the exercise of Options may be delivered in the form of ADSs;  and”

Rule 3.3(a)	insert the words “or ADSs, if applicable,” after the word “Shares” in the penultimate line.

Rule 3.3(b)(i)	insert the words “or ADSs, if applicable,” after the word “Shares” in lines 4 and 5.

Rule 3.4	insert the words “or ADSs, if applicable,” after the word “Shares” in line 2.

Rule 3.4(a)

insert the following words after “Invitation Date” in the final line:

“and, if permitted by the relevant invitations, Options shall be granted to the Eligible Employee in respect of that number of ADSs as would have an aggregate Exercise Price not exceeding the Relevant Multiple of the Eligible Employee’s proposed monthly dollar contributions to the Savings Plan as at the Date of Grant;”

Rule 3.4(i) and (ii)	insert the words “or ADSs, if applicable,” after the word “Shares” wherever that word occurs.

Rule 5.1	in line 3 insert the words “or expressed in dollars in the case of Options for ADSs” after the words “in the case of Options for Shares”

Rule 5.1(a)

insert after the words “Invitation Date” in the final line, the words “or eighty per cent. of the closing price per ADS as derived from the New York Stock Exchange Consolidated Tape on the trading day immediately preceding the Invitation Date in the case of Options for ADS;”

Rule 5.1(b)	insert at the end of this rule “or the nominal value of the Shares represented by ADS in the case of Options for ADSs”.

Rule 5.2	insert after the word “Shares” in line 2 “or ADSs, if applicable” and after the words “market value of a Share” in the last line “or ADS, respectively”.

Rule 6	insert in the first line in the paragraph after “(d)” the words “or ADSs, if applicable,” after the words “the number of Shares”.

Rule 6(ii)

insert after the words “nominal value of a Share”, in line 2 “and the Exercise price of an Option to subscribe for ADS shall not be adjusted below the aggregate nominal value of the Shares represented by such ADSs”.

Rule 7.2

shall be deleted and replaced with the following:

“An Option shall be exercisable during the period mentioned in Rule 7.4 below in respect of all of the Shares or ADSs, if applicable, over which it was granted by the Participant delivering to the Secretary of the Company at its registered office (or otherwise as may be notified to Participants from time to time) a remittance for that number of Shares or ADSs, if applicable, calculated by reference to the Exercise Price.  The date of exercise of the Option shall be the date the Company or the Trustee (acting as agent of the Company) is deemed to have received such payment.”

Rule 7.3	insert the words “or ADSs, if applicable,” after the word “Shares” wherever that word occurs.

Rule 7.4	delete the last sentence of Rule 7.4.

Rule 7.5

replace the words “may be exercised at any time during the period of six months from the date on which he ceases to be an employee or director of any member of the Group notwithstanding that the Normal Repayment Date shall not have occurred” with the words “will be exercised or lapse in accordance with the provisions of Appendix 9 of the Plan.  The Participant’s ceasing to be an employee or director of any member of the Group by reasons set out in Rule 7.5(i), (ii) or (iii) shall be an Early Exercise Date.  This provision shall be administered in accordance with Section 409A of the United States Internal Revenue Code and any guidance issued thereunder.”

Rule 7.7

shall be replaced with the following:

“The date of the death of the Participant will be considered an Early Exercise Date and any Options will be exercised or lapse in accordance with Appendix 9 of the Plan.”

Rule 7.8	shall not be applicable.

Rule 7.10	insert the words “or ADSs, if applicable,” after the word “Shares”.

Rule 9.1

replace the words “may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied” with the words “will be exercised or lapse in accordance with the provisions of Appendix 9 of the Plan.  The date when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied will be considered an Early Exercise Date, but only if it constitutes a change in ownership or effective control of the Company under Section 409A of the United States Internal Revenue Code and any guidance issued thereunder.”

Rule 9.2

replace the words “may be exercised within six months of the Court sanctioning the compromise or arrangement” with the words “will be exercised or lapse in accordance with Appendix 9 of the Plan, and the effective date of the compromise or arrangement will be considered an Early Exercise Date, but only if it constitutes a change in ownership or effective control of the Company under Section 409A of the United States Internal Revenue Code and any guidance issued thereunder.”

Rule 9.3

insert the words “, but only if it constitutes a change in ownership or effective control of the Company under Section 409A of the United States Internal Revenue Code and any guidance issued thereunder” immediately following the word “entitled.”

Rule 9.4(b)	insert the words “or ADSs, if applicable,” after the words “Shares” in line 4.

Rule 9.5

replace the words “may be exercised within six months of the passing of the resolution” with the words “will be exercised or lapse in accordance with Appendix 9 of the Plan, and the date which constitutes a change in ownership or effective control of the Company under Section 409A of the United States Internal Revenue Code and any guidance issued thereunder will be considered an Early Exercise Date.”

Rule 10.2

insert a new Rule 10.2 as set out below after Rule 10.1 and re-designate Rule 10.2 as Rule 10.3:

“10.2       Subject to receipt of the appropriate remittance, in the event ADSs are to be acquired pursuant to the exercise of an Option, ADSs will be transferred not later than 45 days after the exercise of the Option and will rank pari passu in all respects with the ADSs in issue on the date of exercise save that they will not rank for any dividend or other distribution paid or made by reference to the date (known as the ADS record date) on which entitlement to the dividend or distribution is fixed by the Depositary if that date falls prior to the date of exercise of the Option.”

Rule 10.4

insert a new Rule 10.4 as set out below:

“10.4       If the ADSs are listed on the New York Stock Exchange, Inc. at the date of transfer of ADSs pursuant to the Plan the Company will, if required, apply to the New York Stock Exchange, Inc. for permission for such ADSs so transferred to be listed on the New York Stock Exchange, Inc.”.

Rule 14.1	insert the words “or ADSs, if applicable” after the word “Shares” in line 2.

Notwithstanding any provision to the contrary, the exercise date for an Option granted to a Participant covered under this Appendix 9 shall be a date certain following the Participant’s Normal Repayment Date (or Early Exercise Date, where applicable) (collectively referred to herein as “Determination Date”), and any Option payable with an Exercise Price less than Fair Market Value on the date certain shall be automatically exercised.  Any Option payable with an Exercise Price greater than Fair Market Value on the date certain shall automatically lapse.  No Participant covered by this Appendix 9 shall make any election or exercise discretion with respect to the exercise or lapse of any applicable Option.  Unless otherwise provided in the invitation issued for the Option in accordance with Rules 3.1 or 3.2 of the Plan, the date certain shall be the date 30 days following the Participant’s Determination Date.  For purposes of this paragraph, “Fair Market Value” means the closing price per ADS as derived from the New York Stock Exchange Consolidated Tape on the trading day immediately preceding the date certain.

Any Participant’s contributions held under a Savings Plan attributable to a Participant’s Option which lapse in accordance with the preceding paragraph shall automatically be paid to the Participant in accordance with the terms of the Plan.

SCHEDULE 2

The Imperial Tobacco Group UK Sharesave Plan

SCHEDULE 3

The Imperial Tobacco Group Irish Sharesave Plan

SCHEDULE 4

Notional Awards

The rules governing Notional Awards (the “Phantom Plan”) shall be constituted by the rules of the Plan save as the same (including the definitions used) are modified by the terms of this schedule 4, as set out below.

In relation to any invitation made under the Plan, the terms of this schedule 4 shall, unless otherwise determined by the Board, apply in respect of Eligible Employees resident in each of the jurisdictions (“Relevant Employees”) specified in Appendix 1 to this schedule 4:

1.              In this Phantom Plan the following terms shall have the following meanings:

“Award” the sum paid or to be paid to a Relevant Employee by way of remuneration in accordance with this Plan on the exercise of a Notional Award being the difference between the Exit Price and the Notional Exercise Price for each Share in respect of which the Notional Award is exercised;

“Exit Price” the middle market price of a Share as derived from the London Stock Exchange Daily Official List for the dealing day immediately preceding that on which a Notional Award is exercised;

“Notional Award” the notional right to acquire at the Notional Exercise Price Shares in accordance with the terms of the Plan;

“Notional Gain” the sum paid or to be paid to a Relevant Employee by way of remuneration in accordance with this Plan on the exercise of a Notional Award being the difference between the Exit Price and the Notional Exercise Price for each Share in respect of which the Notional Award is exercised, but only if the Exit Price is higher than the Notional Exercise Price;

“Notional Exercise Price” the price per Share at which a Participant may acquire Shares the subject of a Notional Award calculated in accordance with Rule 5 of the Plan;

“Subsisting Notional Award” a Notional Award to the extent that it has neither lapsed nor been exercised;

2.              In Rules 3, 8, 9, 11, 12 and 13 of the Plan references to Option, Exercise Price, and Eligible Employee shall be replaced by references to Notional Award, Notional Exercise Price, and Relevant Employee respectively.

3.              In respect of each grant of Notional Awards, the Board shall identify those Relevant Employees to whom Notional Awards shall be granted and shall grant the Notional Award(s) in the same manner as provided in Rule 3.4 of the Plan.  For the avoidance of doubt, Rule 3.4(c) of the Plan shall apply to the grant of Notional Awards as it does for the grant of Options under the Plan.  The Relevant Employee will be given a certificate stating the Notional Exercise Price and the number of Shares subject to the Notional Award.

4.              In Rule 4, for the purposes of calculating the limits contained therein, the aggregate number of Shares shall include the number of Shares the subject of Notional Awards.

5.              The Notional Award shall be capable of being exercised in all respects in the same manner as an Option in accordance with Rule 7 of the Plan save that no payment or remittance is due as provided in Rules 7.1 and 7.2 and provided that the Notional Award may only be exercised in full where exercise occurs on or after Normal Repayment Date.

6.              Rule 7.3 shall be deleted and replaced with the following:

“7.3       The exercise of a Notional Award under the Phantom Plan shall be subject to the following conditions (a) that the Participant shall withdraw all sums due by way of Repayment under the Savings Plan to which he has contributed in relation to the Notional Award and (b) that the Participant provides the Company with evidence in such form as it may require, of his Savings Plan and the Repayments due to him under the Savings Plan.

7.              Rule 9.4 and 10 of the Plan shall not apply in relation to the Notional Awards.

8.              Within 30 days of receipt of the appropriate notice in accordance with Rule 7 the Board shall procure payment to the Relevant Employee of the Notional Gain attributable to the Shares in respect of which the Notional Award has been exercised.

9.              There shall be made from any payment under Rule 8 of the Phantom Plan such deductions (on account of tax, national insurance contributions, social security contributions or similar liabilities) as may be required by law or as the Company may reasonably consider to be necessary or desirable.

10.            If there is an adjustment to Options pursuant to Rule 6 of the Plan, an adjustment confirmed by the Auditors in writing to be in their opinion an equivalent adjustment shall be made to Notional Awards.

11.            Payments under Rule 8 of the Phantom Plan will not be pensionable.

Appendix 1

THE IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN – NOTIONAL AWARDS

Belgium

Canada

Macedonia

Serbia

Ukraine

The Rules of the Plan apply with and subject to the following amendments and provisions which have been adopted by the Board pursuant to Rule 12.7 for the purposes of the operation of the Plan in the jurisdiction specified below:

Canada (Appendix 2)

Appendix 2

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN – NOTIONAL AWARDS

APPENDIX FOR CANADA

The purpose of this appendix is to specify the terms and conditions under which the Phantom Plan is to be modified in its application to any Notional Award granted or to be granted to a person resident for tax purposes in Canada.

Words or phrases defined in the Phantom Plan shall bear the same meaning in this Appendix 2 except as otherwise provided.

Section 1

“Award”

delete the word “remuneration” after the words “to be paid to a Relevant Employee by way of” and replace with the phrase “a bonus or similar payment in respect of services rendered by the Relevant Employee”, and add the phrase “, but only if the Exit Price is higher than the Notional Exercise Price” after the words “in respect of which the Notional Award is exercised”.

“Notional Gain”

delete the word “remuneration” after the words “to be paid to a Relevant Employee by way of” and replace with the phrase “a bonus or similar payment in respect of services rendered by the Relevant Employee”.

Section 5	is deleted and replaced with the following:

5.             (a)           The Notional Award shall be capable of being exercised in all respects in the same manner as an Option in accordance with Rule 7 of the Plan save that no payment or remittance is due as provided in Rules 7.1 and 7.2, and provided that, notwithstanding any other provision of the Plan or the Phantom Plan, no amount in respect of an Award or a Notional Gain shall be paid to a Relevant Employee later than the end of the calendar year which is the third calendar year immediately following the end of the calendar year of the Date of Grant.

(b)          Rule 7.4 shall be deleted and replaced with the following:

“7.4       Save as otherwise provided, an Award may not be exercised until the Normal Repayment date. No Award (including for greater certainty a Subsisting Award) may be exercised later than 6 months after the Normal Repayment Date or November 15th in the calendar year of the Normal Repayment Date, whichever is earlier, and all Awards in respect of which the Exit Price is higher than the Notional Exercise Price which are not already exercised shall be deemed to be exercised on November 15th in the calendar year of the Normal Repayment date, and for this purpose the Participant must elect to add to the Repayment for the purposes of Rule 7.3 by November 30th of the calendar year of the Normal Repayment Date. [NTD: The dates within this Appendix may be changed at Imperial’s discretion as long as all cash awards are distributed to employees in Canada by December 31 in the third calendar following date of grant (e.g. if grant made in 2004, award must be paid by December 31 2007.) We have tried to ensure that there is sufficient time between the Normal Repayment Date, the exercise and the distribution of the award]. For greater certainty, all Awards (including Subsisting Awards) in respect of which the Exit Price is equal to or less than the Notional Exercise Price shall not be deemed to be exercised pursuant to this Rule 7.4.

(c)           Rule 7.5 shall be amended by adding the phrase “or by November 15th in the calendar year of the Normal Repayment Date (except to the extent that such Award is deemed to be exercised in accordance with Rule 7.4), whichever is earlier” after the words “notwithstanding that the Normal Repayment Date shall not have occurred”.

(d)          Rule 7.7 shall be amended by adding the phrase “, but in any event the personal representatives shall not be entitled to exercise the Award (except to the extent that such Award is deemed to be exercised in accordance with Rule 7.4) later than November 15th in the calendar year of the Normal Repayment Date” after the words “within twelve months commencing on the Normal Repayment Date”.

(e)           Rule 7.8 shall be amended by adding the phrase “or by November 15th in the calendar year of the Normal Repayment Date (except to the extent that such Award is deemed to be exercised in accordance with Rule 7.4), whichever is earlier” after the words “within six months after the date of his reaching the Specified Age”.

(f)           Rule 8(b) shall be amended by adding “provided that in no event shall the Normal Payment Date occur later than November 1 of the calendar year which is the third calendar year immediately following the end of the calendar year of the Date of Grant”, to be added after the words “above or Rule 9 below”.

(g)          Rule 9.1 shall be amended by adding the phrase “, but in any event not later than November 15th of the calendar year of the Normal Repayment Date (except to the extent that such Award is deemed to be exercised in accordance with Rule 7.4)” after the words “is made had been satisfied”.

(h)          Rule 9.3 shall be amended by adding the phrase “, but in any event not later than November 15th of the calendar year of the Normal Repayment Date (except to the extent that such Award is deemed to be exercised in accordance with Rule 7.4)” after the words “of the Court sanctioning the compromise or arrangement”.

(i)            Rule 9.4 shall be amended by adding the phrase “, but in any event not later than November 15th of the calendar year of the Normal Repayment Date (except to the extent that such Award is deemed to be exercised in accordance with Rule 7.4)” after the words “that person remains so bound or entitled”.

(j)            Rule 9.4 shall be amended by adding the phrase “, but in any event not later than November 15th of the calendar year of the Normal Repayment Date, “ after the words “as defined in paragraph 38(3) of Schedule 3”.

(k)           Rule 9.5 shall be deleted and replaced with the following:

“9.5       If the Company passes a resolution for voluntary winding up, any Subsisting Award may be exercised at any time within six months of the passing of the resolution or by November 15th of the calendar year of the Normal Repayment Date in respect of such Subsisting Award (except to the extent that such Subsisting Award is deemed to be exercised in accordance with Rule 7(D)), whichever is earlier.

SPECIMEN

THE IMPERIAL TOBACCO GROUP

INTERNATIONAL SHARESAVE PLAN (the “Plan”)

INVITATION

(on Company headed notepaper)

Dear Colleague,

The Directors of Imperial Tobacco Group PLC invite you to apply for an option to acquire ordinary shares in Imperial Tobacco Group PLC (the “Company”) under the Rules of the above Plan.

Enclosed are:

1.              a booklet which explains how the Plan works;

2.              an application for a share option;

3.              [[an application to open a savings account with [                 ]];

You should read these documents carefully before deciding to commit yourself to participating.  If you are in any doubt about any feature of the Plan, please contact •.

Under the Rules you are entitled to take out a savings contract, with a monthly contribution of up to £250 or its equivalent in your local or other agreed currency.  If you wish, however, you can take out a contract, depending upon the frequency of your salary payments, for any amount up to the maximum, subject to a minimum contribution of £5 per month (or the equivalent sum at the Date of Grant in the currency of your country of employment).

If you would like to join the Plan you should complete and sign the attached Share Option Application [and savings account application forms].  THESE MUST BE RETURNED TO • NOT LATER THAN [     PM] ON [         ].  IT WILL NOT BE POSSIBLE TO CONSIDER APPLICATIONS RECEIVED AFTER THAT DATE.

Yours sincerely

[Company Secretary]

SPECIMEN

THE IMPERIAL TOBACCO GROUP PLC

INTERNATIONAL SHARESAVE PLAN

SHARE OPTION APPLICATION

To:                         The Plan Administrator

PLEASE USE BLOCK CAPITALS

SURNAME	MR/MRS/MISS/MS

FIRST NAMES

HOME ADDRESS

POSTCODE

PLACE OF EMPLOYMENT

I wish to save [£      ] per month (between £5 and £250) for 36 months (or the equivalent sums at the Date of Grant in the currency of my country of employment)

NOTES:	(1)

Contributions must be not less than £5 per month and the aggregate contributions to be made in any month under this contract and any other contract(s) linked to this Plan into which you have previously entered must not be more than £250. For weekly paid employees, a quarter of the monthly amount will be deducted weekly until the equivalent of [36/60] monthly payments have been made, (or the equivalent sums at the Date of Grant in the currency of your country of employment).

	(2)	The Normal Repayment Date may be postponed if you miss any contributions.

PLEASE READ AND SIGN

•              I hereby apply for an option over ordinary shares in the capital of Imperial Tobacco Group PLC, the cost of which will be met from repayments and any additional sums under the savings contract for which a proposal form is attached.

•              I hereby declare that I am applying for an option on my own behalf and not as a trustee or nominee for any other person(s).

•              I hereby authorise the Company to submit my savings application to [           ] on my behalf and to make the corresponding deductions from my pay.

•              I authorise the Company Secretary to make such adjustments to the amount to be saved by me under the savings contract referred to above as may be necessary if my application is scaled down in accordance with the Rules of the Plan and the number of shares allotted to me is less than the number of shares which I have

applied for, further I authorise the Company to submit such amended savings application to [         ].

•              I understand that if I am granted an option it will be subject to the Rules of the Plan, by which I agree to be bound.  A copy of the Rules of the Plan is available for inspection at [              ].

Unless the context otherwise requires terms defined in the Rules of the Plan shall have the same meaning herein.

SIGNATURE	DATE

SPECIMEN

THE IMPERIAL TOBACCO GROUP

INTERNATIONAL SHARESAVE PLAN

OPTION CERTIFICATE

Name of Option Holder

Address of Option Holder

Post Code

Option Certificate Number

Number of shares granted under this option

Date of grant

This is to certify that the above named person was on the above date granted an option as specified for ordinary shares of [  ]p each in the capital of Imperial Tobacco Group PLC (the “Company”) at an exercise price of [     ]p per share upon and subject to the terms of The Imperial Tobacco Group International Sharesave Plan.

Signed on behalf of

Director	Secretary

NOTES:                  (1)           The option cannot be assigned or transferred.

(2)           In order to exercise your option complete the Form of Exercise printed overleaf and send it together with a cheque for the relevant exercise price of the shares and evidence of the amount repaid under your savings contract to the Company Secretary of the Company.

THIS DOCUMENT MUST BE RETAINED.  PLEASE KEEP IT IN A SAFE PLACE.  This certificate is issued as a matter of record only and is not a document of title.

SPECIMEN

[Reverse of Certificate]

THE IMPERIAL TOBACCO GROUP

INTERNATIONAL SHARESAVE PLAN

FORM OF EXERCISE OF OPTION

To:	The Company Secretary
Imperial Tobacco Group PLC

(In order to exercise your option you should complete, sign and return this document to the Company Secretary at the above address.)

1.              I wish to exercise the option referred to on the reverse Option Certificate in respect of [          ] ordinary shares.  (Insert the number of shares in respect of which the option is exercised.  If you do not wish to exercise the option for all the shares shown on the attached certificate you may exercise options for a lesser number.

2.              I enclose a cheque for £           in favour of Imperial Tobacco Group PLC being the total exercise price payable under this option for the above specified number of ordinary shares together with evidence of the amount repaid to me under my savings contract.

Personal Details

SURNAME	MR/MRS/MISS/MS

FIRST NAMES

HOME ADDRESS

POST CODE

SIGNATURE	DATE

NOTE:                   This option may be exercised only by the person to whom it was granted or their personal representative(s).

IF YOU ARE IN ANY DOUBT, PLEASE CONTACT YOUR/THE PLAN ADMINISTRATOR